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                                                                    Exhibit 99.1

June 2, 2003

FOR IMMEDIATE RELEASE

PLIANT CORPORATION COMPLETES SALE OF $250 MILLION OF 11 1/8%
SENIOR SECURED NOTES

SCHAUMBURG, IL- Pliant Corporation ("Pliant") announced today that it completed the sale of $250 million aggregate principal amount of 11-1/8% Senior Secured Notes Due 2009 (the "Notes") on May 30, 2003. The net proceeds from the sale of the Notes were used to repay borrowings under Pliant's credit agreement, which was amended in connection with the sale of the Notes.

The offering and sale of the Notes was not registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. There are a number of risks and uncertainties that could cause our actual results to differ materially from our estimates. These risks include, but are not limited to: general economic and business conditions, particularly a continuing economic downturn; industry trends; increases in our leverage; interest rate increases; changes in our ownership structure; raw material costs, availability and terms, particularly resin; competition; the loss of any of our significant customers; changes in the demand for our products; new technologies; the availability and associated cost of insurance coverage; changes in distribution channels or competitive conditions in the markets or countries in which we operate; costs of integrating any recent or future acquisitions; loss of our intellectual property rights; foreign currency fluctuations and devaluations and political instability in our foreign markets; changes in our business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. These risks and certain other uncertainties are discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Registration Statement on Form S-4 (file no. 333-86532), as amended.

Pliant Corporation is a leading producer of value-added film and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 26 manufacturing and research and development facilities around the world and employs approximately 3,250 people.

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CONTACTS:

John C. McCurdy
Director of Corporate Communications
Voice: 330.896.6732
Fax: 330.896.6733
E-mail: john.mccurdy@pliantcorp.com

Brian Johnson
EVP and Chief Financial Officer
Voice: 847.969.3319
E-mail: brian.johnson@pliantcorp.com

Company website: www.pliantcorp.com